EXHIBIT 21.1
SUBSIDIARIES OF
GIANT INDUSTRIES, INC.
(a Delaware corporation)

	Jurisdiction of	Names Under Which
Subsidiary	Incorporation	Company Does Business
Giant Industries Arizona, Inc.	Arizona	Giant Refining Company
Ciniza Pipe Line Company
Giant Transportation
Giant Service Stations
TransWest Tank Lines
- Giant Four Corners, Inc.*	Arizona
-Navajo Convenient Stores Co., LLC**	New Mexico
- Giant Mid-Continent, Inc.*	Arizona
- Phoenix Fuel Co., Inc.*	Arizona	Phoenix Fuel Company
Mesa Fuel Company
Tucson Fuel Company
Firebird Fuel Company
PFC Lubricants Company
- Ciniza Production Company*	New Mexico
- Giant Stop-N-Go of New Mexico, Inc.*	New Mexico
- San Juan Refining Company*	New Mexico
- Giant Pipeline Company*	New Mexico
- Giant Yorktown, Inc.*	Delaware
- Giant Yorktown Holding Company*	Delaware
- Dial Oil Co.*	New Mexico

*	A wholly-owned subsidiary of Giant Industries Arizona, Inc.

**	Giant Four Corners, Inc. has a 66 2/3% interest in this entity.